Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY	CONTACT: Frank S. Pellegrino

Chief Financial Officer

847-214-4138

INVESTOR RELATIONS CONTACT:

John Beisler or Steven Hooser

Three Part Advisors, LLC

817-310-8776

FOR IMMEDIATE RELEASE

WEDNESDAY, APRIL 27, 2022

John B. Sanfilippo & Son, Inc. Reports Fiscal Third Quarter 2022 Results

Third Quarter Net Sales Increased 5.1% to $218.6 Million

Quarterly Overview:	Year to Date Overview:

— Net sales increased 5.1%	— Net sales increased 7.1%
— Sales volume decreased 2.8%	— Sales volume increased 5.6%
— Gross profit decreased 14.4%	— Gross profit increased 3.8%
— Net income decreased 19.2%	— Net income decreased 6.4%

Elgin, IL, April 27, 2022 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (the “Company”) today announced operating results for its fiscal 2022 third quarter. Net income for the third quarter of fiscal 2022 was $11.9 million, or $1.02 per share diluted, compared to net income of $14.7 million, or $1.27 per share diluted, for the third quarter of fiscal 2021. Net income for the first three quarters of fiscal 2022 was $44.4 million, or $3.83 per share diluted, compared to net income of $47.4 million, or $4.10 per share diluted, for the first three quarters of fiscal 2021.

Net sales increased to $218.6 million for the third quarter of fiscal 2022 from $207.9 million for the third quarter of fiscal 2021. The increase in net sales was attributable to an 8.1% increase in the weighted average sales price per pound. The increase in net sales from higher selling prices was offset in part by a 2.8% decrease in sales pounds, which is defined as pounds sold to customers. The increase in the weighted average selling price was attributable to price increases implemented during the current third quarter in response to higher commodity acquisition costs for all major tree nuts and peanuts and increases in freight, labor and other input costs.

Sales volume in the consumer distribution channel decreased 5.8%, which was primarily driven by a 57.1% decrease in peanut butter sales volume due to the planned downtime associated with the upgrade of our peanut butter line that occurred and was completed in the current quarter. The discontinuance of our inshell peanut product line, which occurred in the fourth quarter of fiscal 2021, also contributed to the sales volume decrease in the consumer distribution channel. These two factors accounted for substantially all of the sales volume decline in the consumer distribution channel. Sales volume in the consumer distribution channel accounted for 75.3% of total sales volume in the current third quarter.

Sales volume for our branded products within the consumer distribution channel changed in the quarterly comparison as follows:

Fisher recipe nuts	(24.5)%
Orchard Valley Harvest	12.5%
Fisher snack nuts (excluding discontinued product line)	14.4%
Fisher snack nuts (including discontinued product line)	(23.5)%
Southern Style Nuts	(2.0)%

The sales volume decline for Fisher recipe nuts resulted from the later Easter holiday this year, higher at-home cooking and baking nut consumption in our prior fiscal year due to COVID-19 restrictions and reduced purchases due to the impact of higher selling prices at retail. The sales volume increase for our Orchard Valley Harvest brand was primarily driven by increased promotional activity at a grocery customer and increased distribution at a major customer in the non-food sector, as this retailer continues to recover from COVID-19 restrictions. The sales volume decrease for Fisher snack nuts was primarily due to the discontinuance of our inshell peanut product line, which was partially offset by distribution gains of our Oven Roasted Never Fried product line at existing customers. Excluding the impact of this discontinued product line, Fisher snack nuts sales volume increased 14.4% due to increased distribution and velocity of the Oven Roasted Never Fried product line. The slight sales volume decrease for Southern Style Nuts was primarily due to reduced purchases as a result of higher selling prices at a mass merchandising retailer.

Sales volume in the commercial ingredients distribution channel increased 11.2% mainly due to a 19.9% increase in sales volume to foodservice customers. The increase in foodservice sales volume was attributable to improved conditions in the restaurant industry from fewer COVID-19 restrictions. However, this increase was offset in part by the impact of the Omicron surge that occurred during the beginning of the current third quarter. Sales volume increased 3.1% in the contract packaging distribution channel due to business with a new customer that started to ship in the third quarter.

For the first three quarters of fiscal 2022, net sales increased to $698.1 million from $651.7 million for the first three quarters of fiscal 2021. The increase in net sales was primarily attributable to a 5.6% increase in sales volume and a 1.5% increase in the weighted average selling price per pound. The increase in the weighted average selling price resulted mainly from an increase in commodity acquisition costs for peanuts and all major tree nuts except walnuts.

For the first three quarters of fiscal 2022, sales volume increased in all three distribution channels. Sale volume in the consumer distribution channel increased by 2.8% primarily from an 8.6% increase in private brand sales volume driven by increases for trail and snack mixes and mixed nuts mainly from new distribution at existing customers. This increase was partially offset by decreases in sales volume for private brand peanuts and cashews and a sales volume decline for peanut butter and our Fisher snack nuts for the same reasons cited in the quarterly comparison. Sales volume increased 24.8% in the commercial ingredients distribution channel mainly because of a 36.6% increase in sales volume in our foodservice business. The increase in foodservice sales volume occurred for the same reason cited in the quarterly comparison. Sales volume in the contract packaging distribution channel increased 3.6% for the same reason cited in the quarterly comparison and also due to increased distribution and new product offerings by a major customer in this channel.

Gross profit margin decreased to 18.0% of net sales for the third quarter of fiscal 2022 from 22.1% for the third quarter of fiscal 2021. Gross profit decreased $6.6 million in the quarterly comparison. The decreases in gross profit margin and gross profit were mainly attributable to higher commodity acquisition costs for pecans, almonds and walnuts and other inflationary cost increases including labor, freight and manufacturing supplies.

Gross profit margin for the first three quarters of fiscal 2022 decreased to 20.5% of net sales from 21.2% for the first three quarters of fiscal 2021. Gross profit increased $5.3 million. The increase in gross profit was due to increased sales volume, which was partially offset by the reasons cited in the quarterly comparison. The slight decrease in gross profit margin was attributable to higher commodity acquisition costs for pecans, cashews and almonds, which was mainly offset by increased sales volume.

Total operating expenses decreased $3.0 million, and total operating expenses, as a percentage of net sales, decreased to 10.1% from 12.0% in the quarterly comparison. The decrease in total operating expenses was mainly attributable to a decrease in incentive compensation, which was partially offset by increases in freight, compensation, advertising, consumer insight research and related consulting and sales broker commission expenses. The increase in freight expense resulted from higher freight rates compared to the prior year.

Total operating expenses for the first three quarters of fiscal 2022 increased $10.0 million, and total operating expenses, as a percentage of net sales, increased to 11.5% from 10.8%. The increase in total operating expenses was mainly due to increases in advertising, consumer insight research and related consulting, freight, compensation, and sales broker commission expenses which was partially offset by a decrease in incentive compensation. The increase in freight expense resulted mainly from higher freight rates and an increase in sales volume made on a delivered basis.

Interest expense for the current third quarter increased to $0.5 million from $0.3 million for the third quarter of fiscal 2021. For the first three quarters of fiscal 2022, interest expense increased to $1.3 million from $1.1 million from the first three quarters of fiscal 2021. The increases in interest expense in both comparisons resulted primarily from higher average short-term debt levels driven mainly by increased commodity acquisition costs.

The value of total inventories on hand at the end of the current third quarter increased $59.4 million, or 39.1%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2021. The increase in the value of total inventories was primarily due to higher commodity acquisition costs for all raw nut and dried fruit input stocks. Higher on hand quantities of almonds and finished goods also contributed to the increase in total inventories. As a result of higher commodity acquisition costs, the weighted average cost per pound of raw nut and dried fruit input stocks on hand at the end of current quarter increased 52.1%.

“As anticipated, the third quarter of fiscal 2022 was challenging as we continue to navigate through this unprecedented operating environment. The quarter had many successes, and we believe the actions taken during the quarter should improve future operating performance. As discussed last quarter, our pricing actions to help offset the inflationary input costs were fully implemented during the third quarter, but we will not see a full quarter impact of these actions until the fourth quarter. However, we continue to observe a difficult cost environment and we continue to see additional inflationary cost pressures on pecans, fuel, aluminum-based lidding stock and certain ingredients, including roasting oil. On the operations side, the upgrade of our peanut butter line discussed above is expected to improve our peanut butter quality and manufacturing capabilities and efficiencies,” noted Jeffrey T. Sanfilippo, Chief Executive Officer. “In respect to pound volume at retail, our brands had mixed results according to IRi Total US – Multi Outlet market data in the quarterly comparison. Fisher recipe nut pound volume declined 6% for the same reason cited in the sales volume discussion above, which is consistent with the decrease in total category pound volume. Orchard Valley Harvest brand pound volume increased 10% at retail in the produce category due to increased sales velocity at a grocery customer. The total produce category pound volume was unchanged in the quarterly comparison. Fisher snack nut pound volume at retail decreased 18% due to a product rotation at a club store that did not repeat in the current quarter, which was partially offset by increased distribution and sales velocity of the Oven Roasted, Never Fried product line. The total pound volume for the snack nut category decreased 7% in the quarterly comparison. Pound volume for our Southern Style Nuts brand at retail decreased 5% for the same reason cited in the sales volume discussion above, while pound volume for the total trail and snack mix category increased 4% in the quarterly comparison,” Mr. Sanfilippo stated. “As we look ahead, there will be numerous challenges we will need to overcome including the ongoing and potential new supply chain issues and inflationary cost pressures due to the conflict in Ukraine and the potential impact on consumption from higher retail selling prices. However, I am very confident in the strategic investments we have made in our people, customers and capabilities to overcome these challenges and drive future earnings growth,” Mr. Sanfilippo stated.

The Company will host an investor conference call and webcast on Thursday, April 28, 2022, at 11:00 a.m. Eastern (10:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-866-374-5140 from the U.S. or 1-404-400-0571 internationally and enter the participant passcode of 99610441#. This call is being webcast by Notified and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) sales activity for the Company’s products, such as a decline in sales to one or more key customers (of branded products, private label products or otherwise), or to customers generally, in some or all channels, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences including a shift from higher margin products to lower margin products; (ii) changes in the availability and costs of raw materials and ingredients and the impact of fixed price commitments with customers; (iii) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (iv) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (v) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures including competition in the recipe nut category; (vi) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (vii) the ability of the Company to control costs (including inflationary costs) and manage shortages in areas such as inputs, transportation and labor; (viii) uncertainty in economic conditions, including the potential for inflation or economic downturn, particularly in light of COVID-19 or armed hostilities; (ix) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (x) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xi) losses due to significant disruptions at any of our production or processing facilities or employee unavailability due to labor shortages, illness or quarantine; (xii) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xiii) technology disruptions or failures; (xiv) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xv) our ability to manage the impacts of changing weather patterns on raw material availability due to climate change and (xvi) the ability of the Company to respond to or manage the outbreak of COVID-19 or other infectious diseases and the various implications thereof.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand name.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 24, 2022	March 25, 2021	March 24, 2022	March 25, 2021
Net sales	$218,584	$207,892	$698,120	$651,740
Cost of sales	179,175	161,846	554,678	513,567

Gross profit	39,409	46,046	143,442	138,173

Operating expenses:
Selling expenses	15,584	15,090	56,896	44,868
Administrative expenses	6,401	9,859	25,871	25,539
Gain on sale of facility, net	—	—	(2,349)	—

Total operating expenses	21,985	24,949	80,418	70,407

Income from operations	17,424	21,097	63,024	67,766

Other expense:
Interest expense	531	309	1,322	1,135
Rental and miscellaneous expense, net	403	379	1,074	1,176
Other expense	618	630	1,855	1,889

Total other expense, net	1,552	1,318	4,251	4,200

Income before income taxes	15,872	19,779	58,773	63,566
Income tax expense	3,995	5,078	14,400	16,168

Net income	$11,877	$14,701	$44,373	$47,398

Basic earnings per common share	$1.03	$1.28	$3.85	$4.12

Diluted earnings per common share	$1.02	$1.27	$3.83	$4.10

Cash dividends declared per share	$—	$2.50	$3.00	$5.00

Weighted average shares outstanding
— Basic	11,548,554	11,515,465	11,533,338	11,495,504

— Diluted	11,601,966	11,574,017	11,589,083	11,552,710

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	March 24, 2022	June 24, 2021	March 25, 2021
ASSETS
CURRENT ASSETS:
Cash	$667	$672	$1,043
Accounts receivable, net	68,704	66,334	64,502
Inventories	211,127	147,998	151,757
Prepaid expenses and other current assets	7,653	8,568	6,481
Assets held for sale	—	1,595	—

	288,151	225,167	223,783

PROPERTIES, NET:	133,123	133,374	129,875

OTHER LONG-TERM ASSETS:
Intangibles, net	18,159	19,611	20,114
Deferred income taxes	5,104	6,087	5,051
Operating lease right-of-use assets	2,570	3,484	3,758
Other	6,472	10,732	9,647

	32,305	39,914	38,570

TOTAL ASSETS	$453,579	$398,455	$392,228

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$65,863	$8,653	$26,005
Current maturities of long-term debt	3,961	3,875	3,828
Accounts payable	48,918	48,861	43,684
Bank overdraft	1,314	1,093	1,509
Accrued expenses	25,759	37,722	31,646

	145,815	100,204	106,672

LONG-TERM LIABILITIES:
Long-term debt	7,933	10,855	11,842
Retirement plan	35,935	34,919	32,433
Long-term operating lease liabilities	1,241	2,103	2,359
Other	7,876	7,880	8,019

	52,985	55,757	54,653

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	90	90	90
Capital in excess of par value	127,910	126,271	125,693
Retained earnings	136,175	126,336	113,993
Accumulated other comprehensive loss	(8,218)	(9,025)	(7,695
Treasury stock	(1,204)	(1,204)	(1,204

TOTAL STOCKHOLDERS’ EQUITY	254,779	242,494	230,903

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$453,579	$398,455	$392,228